EXHIBIT 5.1

                            [NAUTA DUTILH LETTERHEAD]


Core Laboratories N.V.
c/o Core Laboratories Inc.
5295 Hollister Road
Houston, Texas 77040

Attention: John D. Denson, Esq.
Rotterdam, 30 December 1997
Direct dial numbers:
telephone:  +31 10 2240 371
fax      :  +31 10 2240 597

Dear Sirs:

Re:  Core Laboratories N.V. ("the Company")

At your request we have, as your legal counsel in The Netherlands, advised on matters of Netherlands law in connection with the registration statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission (the "Commission") in connection with the registration under the Securities Act of 1933, as amended, of the offer and sale of up to 74,896 common shares in the capital of the Company ("Common Shares"), each such share with a par value of NLG 0.03, issuable upon the exercise of stock options (the "Stock Options") previously granted by ProTechnics Company, an indirect wholly owned subsidiary of the Company.

      Capitalized terms used but not defined herein shall have the same meanings as in the Registration Statement.

      For the purposes of this opinion, we have examined and relied only on the following documents:

      (a)   a faxed copy of a draft Registration Statement; and

      (b) copies of the following documents in relation to the Company:

            1. the deed of incorporation of the Company as a private company with limited liability under Netherlands law ("besloten vennootschap met beperkte aansprakelijkheid") under the name of Core Holdings B.V. with its corporate seat at Amsterdam, The Netherlands, dated 8 August 1994, incorporating the articles of association (statuten) of the Company;

            2. a notarial deed providing for the amendment of the articles of association of the Company, dated 6 April 1995;
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            3.    a notarial deed dated 31 August 1995, providing for the
                  conversion of the Company (following such conversion known as "Core Laboratories N.V.") into a company limited by shares ("naamloze vennootschap") and embodying the new articles of association of the Company;

            4. written statements from all shareholders in the Company, together constituting a unanimous resolution of the general meeting of shareholders of the Company in favour of the contents of the notarial deed mentioned in item 3 above; and

            5. a faxed copy of the resolutions of the Board of Supervisory Directors of the Company by unanimous written consent on 27 December 1996 and a faxed copy of a secretary's certificate signed by John D. Denson on November 12, 1997 certifying that such resolutions were duly adopted by the Board of Supervisory Directors by unanimous written consent dated December 27, 1996.

      The documents referred to in paragraph (b) above are hereinafter referred to as the "Certificates."

      In connection with such examination and in giving this opinion, we have assumed:

      (i) the genuineness of all signatures to all Certificates, the authenticity and completeness of all Certificates submitted to us as originals, the completeness and the conformity to the original documents of all Certificates submitted to us as faxed copies or photocopies and the authenticity of such original documents;

      (ii) the due compliance with all matters of, and the validity, binding effect and enforceability of the Registration Statement under, any applicable law other than Netherlands law;

      (iii) the accuracy, validity and binding effect of the Certificates and the matters certified or evidenced thereby at the date hereof and any other relevant date;

      (iv)  that the shares to be issued by the Company will be accepted;

      (v) that the resolutions referred to in item (b) 5 above are in full force and effect; and

      (vi) that the resolutions referred to in item (b) 5 above constitute the authorization, inter alia, of the issue of the Common Shares upon the exercise of the Stock Options.

      This opinion shall be governed by and construed in accordance with Netherlands law and is given only with respect to Netherlands law in effect on the date of this opinion. We have not investigated the laws of any jurisdiction other than The Netherlands, any representations or warranties made by the parties to the Registration Statement, any matters of fact, tax law, anti-trust law or international law, including, without limitation, the law of the European Community.

      Based on and subject to the foregoing, and subject to the qualifications set forth below, we express the following opinion:

      The shares in the capital of the Company to be issued by the Company upon the exercise of the Stock Options, as reflected in the Registration Statement, when issued by the Company, will be duly and validly issued.

      The opinion expressed above is subject to the following qualifications:

      We have assumed that any foreign law which may apply with respect to the Registration Statement or the transactions contemplated thereby would not be such as to affect the opinion expressed herein.

      We consent to the inclusion of this opinion as an Exhibit to the Registration Statement. We further consent to all references to us in the Registration Statement, any related prospectus and any amendments or supplements thereto.

                                                           Yours faithfully,

                                                           NAUTA DUTILH


                                                           /s/ Chris A. Fonteijn
                                                               Chris A. Fonteijn

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